Exhibit 99.2

News Release

STANDARD PACIFIC CORP. ANNOUNCES SETTLEMENT OF RIGHTS OFFERING AND CLOSING OF FINAL PHASE OF MATLINPATTERSON TRANSACTION

IRVINE, CALIFORNIA, September 3, 2008. Standard Pacific Corp. (NYSE:SPF) today announced the settlement of its previously announced rights offering of 50 million shares of common stock at the subscription price of $3.05 per full share. As previously reported, rights to purchase approximately 27 million shares of the Company’s common stock were exercised for a total subscription price of approximately $83 million. In addition, pursuant to the terms of the Investment Agreement between the Company and MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC, MP CA Homes LLC purchased, in the form of preferred stock, the common stock equivalent of the approximately 23 million remaining shares not purchased in the rights offering for a total purchase price of approximately $69 million.

As a result of the exercise of the rights and the additional investment by MatlinPatterson, the Company received an aggregate of $152.5 million of cash, before transaction expenses, further improving the Company’s liquidity position.

Additional Information

Standard Pacific Corp., one of the nation’s largest homebuilders, has built homes for more than 100,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding the improvement in the Company’s liquidity position as a result of the settlement of the exercise of the rights and the additional investment by MatlinPatterson. All forward-looking statements in this news release reflect the Company’s current analysis of existing facts and information and represent the Company’s judgment only as of the date of this news release. Actual events or results might differ materially from these statements due to risks and uncertainties. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Quarterly Report on Form 10-Q.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Senior Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.